SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

RUSSELL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	63-0180720
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

3330 Cumberland Blvd, Suite 800 Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.

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If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

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Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Russell Corporation (the “Company”) hereby amends and updates certain information in Items 1 and 2 of its Registration Statement on Form 8-A filed on October 15, 1999.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On April 17, 2006, the Board of Directors of Russell Corporation (the “Company”) entered into Amendment No. 2 to Rights Agreement (“Amendment No. 2”), dated as of April 17, 2006, with Sun Trust Bank (formerly SunTrust Bank, Atlanta), as rights agent (the “Rights Agent”), amending certain provisions of the Rights Agreement, dated as of September 15, 1999, between the Company and the Rights Agent, as amended by the Amendment to Rights Agreement, dated April 27, 2005 (collectively, the “Rights Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

Amendment No. 2 renders the Rights Agreement inapplicable to Berkshire Hathaway Inc. (“Parent”) and F Subsidiary, Inc. (“Merger Sub”) solely as a result of (i) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of April 17, 2006, by and among the Company, Parent and Merger Sub (the “Merger Agreement”), (ii) the public or other announcement of the Merger Agreement or the transactions contemplated thereby or (iii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement. The Second Amendment also provides that the Rights Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement), if the Rights Agreement has not otherwise terminated. Amendment No. 2 shall be null and void if the Merger Agreement is terminated or the Merger is abandoned.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2, a copy of which is filed herewith as Exhibit 4.3.

ITEM 2.	EXHIBITS.

4.1	Rights Agreement, dated as of September 15, 1999, between Russell Corporation and Sun Trust Bank (formerly SunTrust Bank, Atlanta), as Rights Agent, including the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Stock as Exhibit B (incorporated by reference to the Company’s Form 8-A, dated October 15, 1999).

4.2	Amendment to Rights Agreement, dated April 27, 2005, between Russell Corporation and SunTrust Bank, Atlanta, as Rights Agent (incorporated by reference to the Company’s Form 8-K, dated April 27, 2005).

4.3	Amendment No. 2 (“Amendment No. 2”), dated as of April 17, 2006, with Sun Trust Bank (formerly SunTrust Bank, Atlanta), as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

RUSSELL CORPORATION

Date: April 17, 2006	By:	/s/ Floyd G. Hoffman
		Name:	Floyd G. Hoffman
		Title:	Senior Vice President, Corporate Development, General Counsel and Secretary